Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SECOND QUARTER 2018 RESULTS

FARMINGDALE, NJ – August 8, 2018 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the second quarter of 2018.

Second Quarter 2018 Highlights
•	GAAP net income applicable to common stockholders of $12.4 million, or $0.91 per diluted share
•	Core earnings attributable to common stockholders of $6.8 million, or $0.50 per share
•	Book value of $19.36 per share at June 30, 2018, a 3.9% reduction from $20.15 at March 31, 2018, net of the Company’s second quarter dividend
•	Declared regular common dividend of $0.49 per share; annualized common dividend yield at market close was 10.8% at August 7, 2018
•	Aggregate portfolio leverage stood at 4.7x at June 30, 2018
•	Acquired approximately $3.9 billion in UPB of MSRs during the quarter
•	Successfully completed an underwritten public offering of 3.1 million shares of common stock for net proceeds to the Company of $53.6 million

“I am pleased with our second quarter performance as we continue to execute on our long-term growth strategy,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “We remain thoughtful with respect to acquiring additional assets that meet our investment criteria and feel we are well positioned to withstand further Fed tightening.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the second quarter of 2018 of $12.4 million, or $0.91 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $4.7 million of net interest income, $9.1 million of net servicing income, a net realized loss of $0.1 million on the RMBS portfolio, a net realized loss of $2.0 million on derivatives, a net unrealized gain of $6.0 million on derivatives, a net unrealized loss of $0.4 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $2.3 million.

Core earnings attributable to common stockholders for the second quarter of 2018 were $6.8 million, or $0.50 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended June 30,
	2018	2017
Income
Interest income	$12,019	$10,002
Interest expense	7,324	4,292
Net interest income	4,695	5,710
Servicing fee income	11,535	5,493
Servicing costs	2,394	991
Net servicing income	9,141	4,502
Other income (loss)
Realized loss on RMBS, net	(121)	(77)
Realized loss on derivatives, net	(2,033)	(1,797)
Unrealized gain (loss) on derivatives, net	6,009	(4,633)
Unrealized loss on investments in MSRs	(365)	(4,507)
Total Income (Loss)	17,326	(802)
Expenses
General and administrative expense	937	1,045
Management fee to affiliate	1,383	1,162
Total Expenses	2,320	2,207
Income (Loss) Before Income Taxes	15,006	(3,009)
Provision for corporate business taxes	1,161	(1,344)
Net Income (Loss)	13,845	(1,665)
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(173)	116
Dividends on preferred stock	1,317	-
Net Income (Loss) Applicable to Common Stockholders	$12,355	$(1,549)
Net Income (Loss) Per Share of Common Stock
Basic	$0.91	$(0.12)
Diluted	$0.91	$(0.12)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	13,616,461	12,695,090
Diluted	13,624,676	12,701,715
_______________
Unaudited. Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the second quarter 2018 was approximately $8.1 million.

	Three Months Ended June 30,
	2018	2017
Net income (loss)	$13,845	$(1,665)
Other comprehensive income:
Net unrealized gain (loss) on RMBS	(8,102)	5,810
Reclassification of net realized gain on RMBS included in earnings	121	77
Other comprehensive income (loss)	(7,981)	5,887
Comprehensive income	$5,864	$4,222
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	75	(40)
Dividends on preferred stock	1,317	-
Comprehensive income attributable to common stockholders	$4,472	$4,262
_______________
Unaudited. Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended June 30, 2018

The Company realized servicing fee income of $11.5 million from its MSR portfolio, interest income of $12.0 million from its RMBS portfolio and other income of $3.5 million primarily related to unrealized gains on derivatives. The unpaid principal balance for the MSR portfolio stood at $19.1 billion as of June 30, 2018 and the carrying value of the MSR portfolio ended the quarter at $231.5 million. Net interest spread for the RMBS portfolio stood at 0.94% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.7x.

The RMBS portfolio had a book and carrying value of approximately $1.9 billion at quarter end June 30, 2018. The portfolio had a weighted average coupon of 3.9% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures. At quarter end June 30, 2018, the Company held interest rate swaps with a notional amount of $1.3 billion, swaptions with a notional amount of $195.0 million, TBAs with a notional amount of ($22.8) million and Treasury futures with a notional amount of ($136.6) million.

As of June 30, 2018, Cherry Hill’s GAAP book value was $19.36 per diluted share, a 3.9% reduction, net of the second quarter dividend, from book value per share of $20.15 as of March 31, 2018.

Dividends

On June 14, 2018, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the second quarter of 2018. The dividend was paid in cash on July 31, 2018 to common stockholders of record as of the close of business on June 29, 2018. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock for the second quarter of 2018. The dividend was paid in cash on July 16, 2018 to preferred stockholders of record as of the close of business on June 29, 2018.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, and changes in fair value of MSRs primarily due to realization of expected cashflows (runoff). Core earnings is adjusted to exclude outstanding LTIP-OP units in the Company’s Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings include yield maintenance payments received in connection with the sale of the Company’s Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended June 30, 2018 and 2017:

	Three Months Ended June 30,
	2018	2017
Net Income (Loss)	$13,845	$(1,665)
Realized loss on RMBS, net	121	77
Realized loss on derivatives, net	2,033	1,797
Unrealized (gain) loss on derivatives, net	(6,009)	4,633
Unrealized loss on investments in MSRs	365	4,507
Tax (benefit) expense on unrealized (loss) gain on MSRs	1,085	(1,491)
Changes due to realization of expected cash flows	(3,263)	(1,803)
Yield maintenance income	-	750
Total core earnings:	$8,177	$6,805
Core earnings attributable to noncontrolling interests in Operating Partnership	(104)	(75)
Dividends on preferred stock	1,317	-
Core Earnings Attributable to Common Stockholders	$6,756	$6,730
Core Earnings Attributable to Common Stockholders, per Share	$0.50	$0.53
GAAP Net Income (Loss) Per Share of Common Stock	$0.91	$(0.12)
__________
Unaudited. Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed with the Securities and Exchange Commission on August 8, 2018. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2018 and its results of operations for the second quarter of 2018 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Second Quarter 2018 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on September 8, 2018 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “13681869.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com